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                                                             EXHIBIT 99.11




                       Dynamics Corporation of America



                                            April 14, 1997



CTS Corporation
905 West Boulevard North
Elkhart, Indiana 46514

Attention:  Joseph P. Walker

Gentlemen:

    In connection with a possible transaction, each of us may furnish certain information to the other. Accordingly, each agrees to treat any information concerning the other that is furnished to it in accordance with the terms of this letter. As used herein "Confidential Information" means all information (whether it be in written, oral or other tangible or intangible form) concerning Dynamics Corporation of America ("DCA") or CTS Corporation ("CTS"), as the case may be (the "Provider"), its affiliates and subsidiaries which the Provider or any of its Representatives (as hereinafter defined) provides to CTS or DCA, as the case may be, or any of its Representatives (the "Recipient"), together with analyses, compilations, studies, drawings or other documents, whether prepared by the Provider or by others, which contain or otherwise reflect such information. The term "Representatives" as used in this agreement shall mean the directors, officers, employees, representatives, advisors or affiliates of DCA or CTS, as the case may be.

    The term "Confidential Information" shall not include information which (i) is or becomes publicly known, other than as a result of a disclosure by or through the Recipient or its Representatives in violation of this agreement, or
(ii) is or becomes known by the Recipient on a nonconfidential basis from a source other than the Provider or its Representatives which is not, to the knowledge of the Recipient, bound by a confidentiality




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CTS Corporation
April 14, 1997
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agreement with or other obligation of secrecy to the Provider.

    As a condition to, and in consideration of each Provider providing Confidential Information, each Recipient acknowledges and agrees as follows:

1. Except as required by applicable law, all Confidential Information will be used solely for the purpose of evaluating or implementing a possible transaction between the parties hereto and will be kept confidential by the Recipient and its Representatives. The Recipient will be responsible for any breach of this agreement by any of its Representatives. If the parties determine not to proceed with the transaction, each party shall promptly return to the other all copies of written or electronically stored Confidential information concerning the other party in the possession of such party or its Representatives or promptly destroy such Confidentiality Information and confirm such destruction in writing.

2. If a Recipient or any of its Representatives is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or similar procedure) to disclose any Confidential Information, it will endeavor promptly to provide the Provider with written notice of any such request or requirement in order to afford the Provider time either to seek an appropriate protective order or other appropriate remedy to enforce compliance with the provisions of this agreement, or to waive such compliance. If such order or other remedy is not obtained, the Recipient will disclose only that portion of the Confidential Information which it is advised by counsel should be disclosed and will cooperate with the Provider, to the extent requested by and at the expense of the Provider, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.


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CTS Corporation
April 14, 1997
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3.  The Recipient acknowledges that neither the Provider nor any of its
    Representative makes any representation or warranty, either express or implied, as to the accuracy and completeness of the Confidential Information so disclosed.

4. The parties agree that unless and until a definitive written agreement between the parties has been executed and delivered with respect to a possible transaction, neither party will be under any obligation to the other with respect thereto.

5. It is understood and agreed that a Provider would be irreparably injured by a breach of this agreement by the applicable Recipient or its Representatives, that money damages would not be sufficient remedy for any such breach and that such Provider shall be entitled to equitable performance, as a remedy for any such breach (which shall not be the exclusive remedy for its breach of this agreement but shall be in addition to all other remedies available at law and equity).

6. This agreement shall constitute the entire agreement between the parities with regard to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of the parties.

7. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.


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CTS Corporation
April 14, 1997
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8.  This agreement shall be governed by and constructed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

                                       Very truly yours,

                                       DYNAMICS CORPORATION OF AMERICA


                                       By: /s/ Henry V. Kensing
                                          ----------------------------
                                          Name:  Henry V. Kensing
                                          Title: Vice President

Accepted and Agreed to:

CTS CORPORATTION

By:  /s/ Joseph P. Walker
   --------------------------
   Name:  Joseph P. Walker
   Title: President